Exhibit 10.1

SPONSOR WARRANT EXCHANGE LETTER AGREEMENT

July 13, 2016

Hennessy Capital Acquisition Corp. II

700 Louisiana Street, Suite 900

Houston, Texas 77002

Re:	Exchange of Private Placement Warrants

Gentlemen:

Reference is made to that certain Agreement and Plan of Merger, dated as of April 1, 2016, as amended on July 13, 2016 (as amended, the “Merger Agreement”), by and among Hennessy Capital Acquisition Corp. II (the “Company”), USI Senior Holdings, Inc. (“USI”), HCAC II, Inc. and North American Direct Investment Holdings, LLC, solely in its capacity as the Stockholder Representative thereunder. In order to facilitate the consummation of the merger of USI with and into a wholly-owned subsidiary of the Company pursuant to the Merger Agreement, Hennessy Capital Partners II LLC (“HCP”) has agreed to enter into this letter agreement (this “Agreement”) relating to the exchange of 15,080,756 warrants sold to HCP by the Company in a private placement in connection with the Company’s initial public offering (the “Private Placement Warrants”) for shares of common stock, par value $0.0001 per share, of the Company (the “Common Stock”). Capitalized terms used and not otherwise defined herein are defined in the Merger Agreement and shall have the meanings given to such terms in the Merger Agreement.

HCP and the Company hereby agree as follows:

1. Immediately prior to the Closing on the Closing Date, HCP shall exchange all of the 15,080,756 Private Placement Warrants held by HCP with the Company for newly issued shares of Common Stock at an exchange ratio of approximately 8.5 Private Placement Warrants per share of Common Stock, resulting in the issuance by the Company to HCP (and its designees) of 1,774,206 shares of Common Stock (such shares of Common Stock to be issued to HCP pursuant to this Agreement being referred to collectively hereafter as the “Exchange Shares”). In order to effectuate such exchange, immediately prior to the Closing on the Closing Date, HCP shall deliver its Private Placement Warrants to the Company against delivery to HCP of a stock certificate evidencing the Exchange Shares. The Company agrees that the registration rights granted to HCP with respect to the Private Placement Warrants shall continue with respect to the Exchange Shares to be issued to HCP (and its designees) hereunder pursuant to the terms of an amended and restated registration rights agreement to be entered into at the Closing.

2. Prior to the date that is one year after the Closing Date or earlier if, subsequent to the Closing Date, (i) the last sale price of the Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing Date or (ii) the date following the Closing Date on which the Company completes a liquidation, merger, stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property(the “Lock-Up Period”), HCP shall not directly or indirectly sell, transfer, pledge, encumber, assign or otherwise dispose of any portion of the Exchange Shares. HCP hereby authorizes the Company during the Lock-Up Period to cause its transfer agent for the Exchange Shares to decline to transfer, and to note stop transfer restrictions on the stock register and other records relating to the Exchange Shares, if such transfer would constitute a violation or breach of this Agreement. Notwithstanding the foregoing, HCP may sell or otherwise transfer all or any portion of the Exchange Shares to: (a) its direct or indirect equity holders or to any of its other affiliates (as defined in Regulation C of the Securities Act of 1933, as amended), (b) the immediate family members (including spouses, significant others, lineal descendants, brothers and sisters) of its direct or indirect equity holders or any of its other affiliates, (c) a family trust, foundation or partnership established for the exclusive benefit of HCP, its direct or indirect equity holders, any of its affiliates or any of their respective immediate family members, (d) a charitable foundation controlled by HCP, its direct or indirect equity holders, any of its affiliates or any of their respective immediate family members, (e) in the case of an individual, (1) by gift to a member of one of the members of the individual’s immediate family or to a trust, the beneficiary of which is a member of one of the individual’s immediate family, an affiliate of such person or to a charitable organization, (2) by virtue of laws of descent and distribution upon death of the individual and (3) pursuant to a qualified domestic relations order; (f) by virtue of the laws of the State of Delaware or upon the dissolution of HCP, and (g) Trilantic Capital Management L.P. and its sponsored funds, including Trilantic Capital Partners V (North America) L.P. and Trilantic Capital Partners V (North America) Fund A L.P. and any of their respective members and affiliates, provided that, in each such case, that the transferee thereof enters into a written agreement to be bound by the restrictions set forth herein.

3. This Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof. This Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by all parties hereto.

4. No party hereto may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other party. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Agreement shall be binding on the undersigned and their respective successors and assigns.

5. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. Each of the parties hereto hereby (i) agrees that any action, proceeding, claim or dispute arising out of, or relating in any way to, this Agreement shall be brought and enforced in the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware lacks jurisdiction, then in the applicable Delaware state court), or if under applicable Law exclusive jurisdiction of such action is vested in the federal courts, then the United States District Court for the District of Delaware, and irrevocably submits to such jurisdiction and venue, which jurisdiction and venue shall be exclusive, and (ii) waives any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum.

6. Any notice, consent or request to be given in connection with any of the terms or provisions of this Agreement shall be in writing and shall be sent by express mail or similar private courier service, by certified mail (return receipt requested), by hand delivery or facsimile transmission.

7. This Agreement shall terminate at such time, if any, that the Merger Agreement is terminated in accordance with its terms.

[Remainder of Page Intentionally Left Blank]

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Please indicate your agreement to the foregoing by signing in the space provided below.

HENNESSY CAPITAL PARTNERS II LLC

By:	/s/ Daniel J. Hennessy
Name:	Daniel J. Hennessy
Title:	Managing Member

ACCEPTED AND AGREED TO:

HENNESSY CAPITAL ACQUISITION CORP. II

By:	/s/ Daniel J. Hennessy
Name:	Daniel J. Hennessy
Title:	Chief Executive Officer

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